AMENDMENT NO. 1 TO LEASE


THIS AMENDMENT NO. 1 is made and entered into this 8th day of April, 1999, by and between JOHN ARRILLAGA, Trustee, or his Successor Trustee UTA dated 7/20/77 (JOHN ARRILLAGA SURVIVOR'S TRUST) (previously known as the "John Arrillaga Separate Property Trust") as amended, and RICHARD T. PEERY, Trustee, or his Successor Trustee UTA dated 7/20/77 (RICHARD T. PEERY SEPARATE PROPERTY TRUST) as amended, collectively as LANDLORD, and TERAYON COMMUNICATION SYSTEMS, INC., a Delaware corporation, as TENANT.

RECITALS

A. WHEREAS, by Lease Agreement dated January 23, 1996 Landlord leased to Tenant approximately 29,313+/- square feet of that certain 37,145+/- square foot building (with Tenant occupying one hundred percent (100%) of the building effective July 1, 1998) located at 2952 Bunker Hill Lane, Santa Clara, California, the details of which are more particularly set forth in said January 23, 1996 Lease Agreement, and

B. WHEREAS, said Lease was amended by the Commencement Letter dated March 28, 1996 which confirmed the April 1, 1996 Lease
Commencement Date and the March 31, 2002 Lease Termination Date, and,

C. WHEREAS, it is now the desire of the parties hereto to amend the Lease by adding a "Coterminous" paragraph and a "Cross Default" paragraph under said Lease Agreement as hereinafter set forth.

AGREEMENT

NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the hereinafter mutual promises, the parties hereto do agree as follows:

1. LEASE TERMS CO-TERMINOUS: It is acknowledged that (i) concurrently with the execution of this Amendment, Landlord and Tenant are also executing Lease Agreement dated April 8, 1999 (hereinafter referred to as the "New Lease") affecting adjacent property located at 5150 Great America Parkway, Santa Clara, California and (ii) it is the intention of the parties that the term of this Lease be coterminous with the term of the New Lease such that the terms of both leases expire on the same date; provided, however, the termination of this Lease resulting from the terms and conditions stated under Paragraph 22 "Bankruptcy and Default" (subject to Landlord's option as stated in the respective leases' "Cross Default" Paragraph) or Paragraph 24 "Destruction" or Paragraph 25 "Eminent Domain" shall not result in a termination of the New Lease, unless Landlord elects, at its sole and absolute discretion, to terminate both of the leases.

2. CROSS DEFAULT: As a material part of the consideration for the execution of the New Lease by Landlord, it is agreed between Landlord and Tenant that a default under this Lease, or a default under said
New Lease may, at the option of Landlord, be considered a default under both leases, in which event Landlord shall be entitled (but in no event required) to apply all rights and remedies of Landlord under the terms of one lease to both leases including, but not limited to, the right to terminate one or both of said leases by reason of a default under said New Lease or hereunder.

EXCEPT AS MODIFIED HEREIN, all other terms, covenants, and conditions of said January 23, 1996 Lease Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this
Amendment No. I to Lease as of the day and year last written below.

LANDLORD:

JOHN ARRILLAGA SURVIVOR'S TRUST
BY:___________________________
        John Arrillaga, Trustee
Date:  June 14, 1999



RICHARD T. PEERY SEPARATE PROPERTY TRUST
BY: _______________________________
        Richard T. Peey, Trustee
Date:  June 15, 1999
TENANT:

TERAYON COMMUNICATION SYSTEMS, INC. a Delaware corporation
BY: _________________________________
        Zaki Rakib, CEO
Date:  May 21, 1999
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